EXHIBIT 99.1

910 Clopper Road, Suite 220N Gaithersburg, MD 20878 tel: 240-632-0740 fax: 240-632-0735 www.genvec.com

FOR IMMEDIATE RELEASE

GENVEC REPORTS SECOND QUARTER 2015 FINANCIAL RESULTS

GAITHERSBURG, MD - August 7, 2015 - GenVec, Inc. (NASDAQ: GNVC) today reported financial results for the second quarter ended June 30, 2015. For the three months ended June 30, 2015, GenVec reported a net loss of $1.9 million, or $0.11 per share, on revenues of $0.1 million, compared with a net loss of $1.7 million, or $0.10 per share, on revenues of $0.1 million, for the same period in the prior year. For the six months ended June 30, 2015, GenVec reported a net loss of $3.4 million, or $0.21 per share, on revenues of $0.5 million, compared with a net loss of $2.6 million, or $0.17 per share, on revenues of $2.3 million, for the same period in the prior year. GenVec ended the second quarter of 2015 with $11.1 million in cash, cash equivalents, and investments.

“In the second quarter, we continued to support Novartis in their ongoing Phase 1/2 testing of CGF166 in hearing loss and are encouraged with the recent progress made. Internally, we expanded our corporate development efforts with a focus on further developing our pipeline through additional partnerships and collaborations,” said Doug Swirsky, GenVec’s president and CEO. “We recently began a number of research collaborations using our proprietary gorilla adenovectors including collaborations with Washington University around targeted therapeutics and vaccines, with TheraBiologics on neural stem cell mediated therapies for cancer, and with the Laboratory of Malaria Immunology and Vaccinology on novel vaccines to block the transmission of malaria. We believe that these types of collaborations are a highly cost-effective way to build the value of GenVec’s technologies.”

Financial Results for the Three and Six Months Ended June 30, 2015

Revenues for the three-month period ended June 30, 2015 were in line with the three-month period ended June 30, 2014 at $0.1 million. During the six-month period ended June 30, 2014, GenVec achieved the third milestone under the terms of our collaboration with Novartis, when the investigational new drug application for CGF166 filed by Novartis with the Food and Drug Administration was deemed effective, resulting in a $2 million milestone payment. There was no corresponding milestone achieved during the six-month period ended June 30, 2015, and as a result, revenues of $0.5 million reflect a 76% decrease as compared to $2.3 million in the comparable period in 2014.

Operating expenses were $2.0 million and $3.9 million for the three-month and six-month periods ended June 30, 2015, respectively, which represent an increase of 11% and a decrease of 20% as compared to $1.8 million and $4.9 million in the comparable prior year periods.

General and administrative expenses of $1.3 million for the three-month period ended June 30, 2015 were in line with the three-month period ended June 30, 2014. For the six-month period ended June 30, 2015, general and administrative expenses of $2.6 million decreased 30% as compared to $3.7 million in the comparable period in 2014. The decrease in the six-month period ended June 30, 2015 was primarily attributable to lower facility costs related to the relocation of our corporate offices and professional costs.

Research and development expenses for the three-month and six-month periods ended June 30, 2015 increased 41% and 12%, respectively, from $0.5 million and $1.2 million in 2014 to $0.7 million and $1.3 million in 2015. The increases in both the three-month and six-month periods ended June 30, 2015 were primarily due to increased personnel costs and to a lesser extent in the three-month period ended June 30, 2015, professional costs as compared to the comparable prior year periods.

2015 Cash Guidance

For the full year of 2015, GenVec expects cash burn between $5 million and $7 million. The company believes that existing resources are sufficient to fund the company's operations into 2017.

About GenVec

GenVec is a clinical-stage biopharmaceutical company with an entrepreneurial focus on leveraging its proprietary adenovector gene delivery platform to develop a pipeline of cutting-edge therapeutics and vaccines. The company is a pioneer in the design, testing and manufacture of adenoviral-based product candidates that can deliver on the promise of gene-based medicine. GenVec’s lead product candidate, CGF166, is licensed to Novartis and is currently in a Phase 1/2 clinical study for the treatment of hearing loss and balance disorders. In addition to our internal and partnered pipeline, we also focus on opportunities to license our proprietary technology platform, including vectors and production cell lines, for the development and manufacture of therapeutics and vaccines to the biopharmaceutical industry. Additional information about GenVec is available at www.genvec.com and in the company’s various filings with the Securities and Exchange Commission.

Statements herein relating to future financial or business performance, conditions or strategies and other financial and business matters, including with respect to GenVec’s hearing loss and balance disorders program, business strategy and expansion of the reach of GenVec’s technology platform are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.  GenVec cautions that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, which change over time. Factors that may cause actual results to differ materially from the results discussed in the forward-looking statements or historical experience include risks and uncertainties, such as the failure of Novartis to advance GenVec’s hearing loss and balance disorders program or of the interest or success of other potential or existing third-party collaborators.  Further information on the factors and risks that could affect GenVec’s business, financial conditions and results of operations, are contained in GenVec’s filings with the U.S. Securities and Exchange Commission (SEC), which are available at www.sec.gov.  These forward-looking statements speak only as of the date of this press release, and GenVec assumes no duty to update forward-looking statements.

Contact:

GenVec, Inc.

Rena Cohen

(240) 632-5501

rcohen@genvec.com

(Tables to follow)

GenVec, Inc.

Condensed Statements of Operations

(in thousands, except per share data)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
Revenues	$127	$129	$532	$2,260
Operating expenses:
General and administrative	1,327	1,325	2,620	3,722
Research and development	675	480	1,323	1,178
Total operating expenses	2,002	1,805	3,943	4,900

Operating Loss	(1,875)	(1,676)	(3,411)	(2,640)

Other income:	6	4	13	5

Net loss	$(1,869)	$(1,672)	$(3,398)	$(2,635)

Basic and diluted net loss per share	$(0.11)	$(0.10)	$(0.21)	$(0.17)

Shares used in computation of basic and diluted net loss per share	16,540	16,540	16,540	15,102

GenVec, Inc. Selected Balance Sheet Information (in thousands)
	June 30, 2015 (unaudited)	December 31, 2014
Cash, cash equivalents and investments	$11,090	$14,692
Working capital	10,032	13,014
Total assets	12,188	15,609
Stockholders’ equity	10,301	13,298

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